ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made and entered into this 1st day of December, 2016, by and between the Monteagle Funds (the “Trust”), an Deleware business trust having its principal place of business at 2506 Winford Avenue, Nashville, TN 37211, and Mutual Shareholder Services, LLC, a Delaware Limited Liability Company (“MSS”) located at 800 Town Centre Drive, Broadview Heights, OH 44117.

RECITALS:

A.

The Trust is an open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the "1940 Act"); and

B.

MSS is a corporation experienced in providing accounting services to mutual funds and possesses facilities sufficient to provide such services; and

C.

The Trust desires to avail itself of the experience, assistance and facilities of MSS and to have MSS perform the Trust certain services appropriate to the operations of the Trust, and MSS is willing to furnish such services in accordance with the terms hereinafter set forth.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.

DUTIES OF MSS.

MSS will provide the Trust with the necessary office space, communication facilities and personnel to perform the following services for the Trust:

(a)

Timely calculate and transmit to NASDAQ the daily net asset value of each class of shares of each portfolio of the Trust, and communicate such value to the Trust and its transfer agent;

(b)

Maintain and keep current all books and records of the Trust as required by Rule 31a-1 under the 1940 Act, as such rule or any successor rule may be amended from time to time ("Rule 31a-1"), that are applicable to the fulfillment of MSS's duties hereunder, as well as any other documents necessary or advisable for compliance with applicable regulations as may be mutually agreed to between the Trust and MSS.  Without limiting the generality of the foregoing, MSS will prepare and maintain the following records upon receipt of information in proper form from the Trust or its authorized agents:

•

Cash receipts journal

•

Cash disbursements journal

•

Dividend record

•

Purchase and sales - portfolio securities journals

•

Subscription and redemption journals

•

Security ledgers

•

Broker ledger

•

General ledger

•

Daily expense accruals

•

Daily income accruals

•

Securities and monies borrowed or loaned and collateral therefore

•

Foreign currency journals

•

Trial balances

(c)

Provide the Trust and its investment adviser with daily portfolio valuation, net asset value calculation and all necessary reports and statements requested for filings, compliance review and board materials.

 (d)

Provide all raw data available from its fund accounting system for the following

1.

Semi-annual and annual financial statements;

2.

Semi-annual forms N-SAR;

3.

Annual tax returns;

4.

Financial data necessary to update form N-1A;

5.

Annual proxy statement.

(e)

Notwithstanding paragragh 1 (d), prepare, Edgarize and file with the SEC the following:

1.

Semi-annual and annual financial statements;

2.

Form N-SAR – Semi-Annual Report for Registered Investment Companies;

3.

Form N-1A – Post-effective amendments required by Securties Act of 1933 and the Investment Company Act of 1940;

4.

Form N-Q – Quarterly Schedule of Portfolio Holdings;

5.

Form N-CSR – Certified Shareholder Report;

6.

Rule 17g-1 filing with the SEC regarding Fidelity Bond converage;

7.

Form 24f-2 – Annual notice of sercurities sold pursuant to Rule 24f-2;

8.

From N-PX – Proxy Voting Report;

9.

XBRL Interactive Data filing;

10.

and other necessary filings.

(f)

Provide facilities to accommodate annual audit and any audits or examinations conducted by the Securities and Exchange Commission or any other governmental or quasi-governmental entities with jurisdiction.

(g)

Provide personnel to fill the Treasurer/CFO position as Officer of the Trust.

(h)

Prepare and monitoreach portfolio’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended from time to time.

(i)

Monitor portfolio transactions for compliance with portfolio restrictions of the ’40 Act and the Fund’s registration statement; and immediately notify the Adviser of any violations.

(j)

Assist in the preparation of support schedules necessary for completion of Federal and State tax returns.

(k)

Calculate expenses payable pursuant to the Fund’s various contractual obligations and make monthly payments accordingly.

(l)

Prepare and file such reports, applications and documents as may be necessary or desirable to register the Fund's shares with the Federal and state securities authorities, and monitor the sale of Fund shares for compliance with Federal and state securities laws.

(m)

Assist with layout and printing of shareholder communications, including Prospectuses and reports to shareholders.

MSS shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided above or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2.

FEES AND EXPENSES.

(a)

In consideration of the services to be performed by MSS pursuant to this Agreement, the Trust agrees to pay MSS the fees set forth in the fee schedule attached hereto as Schedule “A.”

(b)

In addition to the fees paid under paragraph (a) above and the exception noted in 8(b) below regarding de-convertion associated with a termination, the Trust agrees to reimburse MSS for out-of-pocket expenses or advances incurred by MSS in connection with the performance of its obligations under this Agreement as attached hereto as Schedule ”B.” In addition, any other expenses incurred by MSS at the request and with the consent of the Trust will be reimbursed by the Trust.

(c)

The Trust agrees to pay all fees and reimbursable expenses within fifteen days following the receipt of the respective billing notice.

3.

LIMITATION OF LIABILITY OF MSS.

(a)

MSS shall be held to the exercise of reasonable care in carrying out the provisions of the Agreement, but shall not be liable to the Trust for any action taken or omitted by it in good faith without negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder.  It shall be entitled to rely upon and may act upon the accounting records and reports generated by the Trust, advice of the Trust, or of counsel for the Trust and upon statements of the Trust's independent accountants, and shall not be liable for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of MSS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without negligence, bad faith, willful misconduct or reckless disregard of its duties.

(b)

Nothing herein contained shall be construed to protect MSS against any liability to the Trust to which MSS shall otherwise be subject by reason of willful misfeasance, bad faith, negligence in the performance of its duties to the Trust, reckless disregard of its obligations and duties under this Agreement or the willful violation of any applicable law.

(c)

Except as may otherwise be provided by applicable law, neither MSS nor its stockholders, officers, directors, employees or agents shall be subject to, and the Trust shall indemnify and hold such persons harmless from and against, any liability for and any damages, expenses or losses incurred by reason of the inaccuracy of information furnished to MSS by the Trust or its authorized agents.

4.

REPORTS.

(a)

The Trust shall provide to MSS on a quarterly basis a report of a duly authorized officer of the Trust representing that all information furnished to MSS during the preceding quarter was true, complete and correct in all material respects. MSS shall not be responsible for the accuracy of any information furnished to it by the Trust or its authorized agents, and the Trust shall hold MSS harmless in regard to any liability incurred by reason of the inaccuracy of such information.

(b)

Whenever, in the course of performing its duties under this Agreement, MSS determines, on the basis of information supplied to MSS by the Trust or its authorized agents, that a violation of applicable law has occurred or that, to its knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, MSS shall promptly notify the Trust and its counsel of such violation.

5.

ACTIVITIES OF MSS.

The services of MSS under this Agreement are not to be deemed exclusive, and MSS shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

6.

ACCOUNTS AND RECORDS.

The accounts and records maintained by MSS shall be the property of the Trust, and shall be surrendered to the Trust promptly upon request by the Trust in the form in which such accounts and records have been maintained or preserved. MSS agrees to maintain a back-up set of accounts and records of the Trust (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. MSS shall assist the Trust's independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust's accounts and records. MSS shall preserve the accounts and records as they are required to be maintained and preserved by Rule 31a-1.

7.

CONFIDENTIALITY.

MSS agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all other information germane thereto, as confidential and not to be disclosed to any person except as may be authorized by the Trust.

8.

TERM OF AGREEMENT.

(a)

This Agreement shall become effective as of the date hereof and shall remain in force for a period of three years.  This Agreement will automatically renew for successive annual terms unless one party provides written notice to the other party 90 days prior to the annual renewal date that the agreement will not be renewed.  Each party to this Agreement has the option to terminate this Agreement during the initial three year term and any renewal period, without penalty, upon 90 days prior written notice.

(b)

Should the Trust exercise its right to terminate and transition to another service provider, both Parties hereby agree that no additional expenses including but not limitied to any out-of-pocket expenses associated with the movements of records and material will be charged to or paid by the Trust.

9.

MISCELLANEOUS.

(a)

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

(b)

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

(c)

This Agreement may be amended by the parties hereto only if such amendment is in writing and signed by both parties.

(d)

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(e)

All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by electronic mail or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Trust:

To MSS:

Monteagle Funds

Mutual Shareholder Services

2506 Winford Avenue

8000 Town Centre Drive, Suite 400

Nashville, TN 37211

Broadview Heights, OH 44147

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Monteagle Funds:

Mutual Shareholder Services, LLC:

By: /s/Paul B. Ordonio

By: /s/Gregory B. Getts

Its: President

Its: President

Schedule A

Mutual Shareholder Services, LLC

8000 Town Centre Dr, Ste 400

Broadview Heights, OH 44117

Current Mutual Shareholder Services billing system:

Accounting Fees

If average value of fund is
between the following			Yearly Fee	Monthly Fee
-	25,000,000		21,000	1,750
25,000,000	50,000,000		30,500	2,542
50,000,000	75,000,000		36,250	3,021
75,000,000	100,000,000		42,000	3,500
100,000,000	125,000,000		47,750	3,979
125,000,000	150,000,000		53,500	4,458
150,000,000	200,000,000		59,250	4,938
200,000,000	300,000,000		$59,250 plus .01% on assets greater than $200,000,000
300,000,000	-		$69,250 plus .005% on assets greater than $300,000,000

Shareholder Servicing Fees (For ALL Funds in Trust)

11.50	annual fee per shareholder with a
	min of $775.00 charge per month

Blue Sky Servicing Fees

100.00	per state per filing

Calculated monthly charges for a small Fund

			Value	Approx. Monthly Fee
Approximate Fund Size:			12,000,000	1,750
No of Shareholders: (1/6 fee)			200	130
Distribution fees			-	100
				1,980
		Less 50% discount*		0
		New Fund Discount**		0
		Discounted fee		1.980

		Annual Fee		23.760

* Discount calculated as follows:
Discount	Net assets of Fund
50%	-	6,000,000
40%	6,000,000	7,000,000
30%	7,000,000	8,000,000
20%	8,000,000	9,000,000
10%	9,000,000	10,000,000
0%	10,000,000	11,000,000
	11,000,000	-
** Discount good while fund is less than 3,000,000

DECEMBER 1, 2016

Parties Initials:  /s/PBO    /s/GG

Schedule B

Mutual Shareholder Services, LLC

8000 Town Centre Dr, Ste 400

Broadview Heights, OH 44117

           11.50

annual fee per shareholder with a

min of $775.00 charge per month

* Discount calculated as follows:

Discount

Net assets of Fund

50%

-

   6,000,000

40%

     6,000,000

   7,000,000

30%

     7,000,000

   8,000,000

20%

     8,000,000

   9,000,000

10%

     9,000,000

 10,000,000

0%

   10,000,000

-

Above discounts apply based on the average monthly net assets of the fund.

Blue Sky filing fee $100/state/filing.

Monthly pricing fees $25/fund.

For bond funds the actual IDC fees charged for pricing out the Bonds.

Additional fee include the following:

1)

Postage charged to send out statements and reports to shareholders

2)

Long distance phone calls,

a.

Toll free number is $8.00/month (answered as MSS)

b.

Toll free number is $27.00/month (answered as Fund ABC)

c.

Usage charge is 3.5 cents per minute

3)

Offsite storage about 25 cents/month/box

4)

#10 windowed envelopes used to mail confirmations about 3.5 cents each

5)

Envelopes and labels used to mail reports to shareholders about 9 cents each

6)

The following are a non reoccurring fees

a.

Cost to print blank confirmation statements (varies by amount)

b.

Cost to buy a deposit stamp to endorse back of checks

c.

Cost to print 250 blank checks about $45.00

7)

DDA fees charged by the Custodial Bank (varies about $50 to $300/month).

8)

Fund/Serve fees charged by NSCC $250/month  + .03/trade

9)

Cost to produce annual, semi-annual reports and prospectus about $1.00/each

Provide a one-time discount of fees for any de-conversion costs associated with prior service provider up to but not exceeding $10,000.

Should the Trust/IC exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be paid by the Trust.  Additionally, all agreements with MSS (including ACC) reserves the right to charge for any reasonable expenses associated with such termination.  However, any and all reasonable expenses associated with all agreements with MSS/ACC including all out-of-pocket shall be limited to an amount up to but not exceeding a total of $2,500.

DECEMBER 1, 2016

           Parties Initials:  /s/PBO    /s/GG